Exhibit 99.3

News Release

Sunoco LP Announces Cash Tender Offer for Up To $500 Million of its 4.875% Senior Notes due 2023

DALLAS, November 9, 2020 – Sunoco LP (NYSE: SUN) (“Sunoco”) today announced that it has commenced a cash tender offer (the “tender offer”) to purchase up to $500.0 million aggregate principal amount (as it may be increased, the “tender cap”) of its outstanding 4.875% Senior Notes due 2023 (CUSIP Nos. 86765LAH0, U86759AE4 and 86765LAJ6) (the “2023 notes”). Sunoco intends to fund the tender offer, including accrued interest and fees and expenses payable in connection with the tender offer, with the net proceeds of its separately announced proposed offering of $500.0 million of debt securities (the “debt financing”), together with cash on hand. The tender offer is being made upon the terms and subject to the conditions described in Sunoco’s Offer to Purchase dated November 9, 2020 (the “Offer to Purchase”). The tender offer will expire at 11:59 p.m., New York City time, on December 8, 2020, unless extended or earlier terminated by Sunoco (such time and date, the “expiration date”). Tenders of 2023 notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on November 23, 2020 (the “withdrawal time”), unless extended by Sunoco. 2023 notes tendered after the withdrawal time may not be withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law. Holders of 2023 notes are urged to carefully read the Offer to Purchase.

Certain information regarding the 2023 notes and the terms of the tender offer issummarized in the table below.

				Per $1,000 Principal Amount
Title of Security	CUSIP Nos.	Outstanding Principal Amount	Tender Cap	Tender Offer Consideration	Early Tender Payment	Total Consideration
4.875% Senior Notes due 2023	86765LAH0/ U86759AE4/ 86765LAJ6	$1,000,000,000	$500,000,000	$987.50	$30.00	$1,017.50

Subject to the terms of the tender offer, holders who validly tender their 2023 notes (and do not validly withdraw their 2023 notes) prior to 5:00 p.m., New York City time, on November 23, 2020, unless extended by Sunoco (such time and date, the “early tender deadline”), and whose 2023 notes are accepted for purchase, will be entitled to receive $1,017.50, payable in cash, for each $1,000 principal amount of 2023 notes accepted for payment (the “total consideration”), which amount includes an early tender payment of $30.00 per $1,000 principal amount (the “early tender payment”). Holders who validly tender their 2023 notes after the early tender deadline but on or prior to the expiration date will be entitled to receive $987.50, payable in cash, for each $1,000 principal amount of 2023 notes accepted for purchase (the “tender offer consideration”).

In addition to payments made for 2023 notes purchased, Sunoco will pay accrued and unpaid interest from the most recent interest payment date for the 2023 notes to, but not including, the applicable payment date for such 2023 notes accepted for purchase. 2023 notes accepted for purchase that are validly tendered prior to the early tender deadline are expected to receive payment on or shortly after November 24, 2020, but the date of such payment is subject to change without notice. 2023 notes accepted for purchase that are validly tendered after the early tender deadline but on or before the expiration date are expected to receive payment on or shortly after December 9, 2020, if necessary, but the date of such payment is subject to change without notice.

If the purchase of all validly tendered 2023 notes would cause Sunoco to purchase a principal amount greater than the tender cap, then the tender offer will be oversubscribed and Sunoco, if it accepts 2023 notes in the tender offer, will accept for purchase tendered 2023 notes on a prorated basis as described in the Offer to Purchase. Furthermore, if the tender offer is fully subscribed as of the early tender deadline, holders who validly tender 2023 notes following the early tender deadline will not have any of their 2023 notes accepted for payment.

Sunoco’s obligation to consummate the tender offer is subject to the satisfaction or waiver of certain conditions, including the debt financing, which are more fully described in the Offer to Purchase. There can be no assurance such conditions will be satisfied. Sunoco reserves the right, subject to applicable law, to: (i) delay accepting 2023 notes, (ii) extend the early tender deadline, the withdrawal time or the expiration date, (iii) increase the tender cap, (iv) waive any and all conditions to the tender offer, (v) extend or terminate the tender offer at any time, or (vi) otherwise amend the tender offer in any respect.

In the event that the debt financing is completed but the tender offer is not fully subscribed at an amount equal to the tender cap (as such tender cap may be increased or decreased) as of the expiration date, Sunoco intends to use the remaining net proceeds from the debt financing to redeem, subject to certain conditions, the 2023 notes in part (the “redemption”). Sunoco expects the redemption date (if it occurs) to be on or after January 15, 2020 at the then-applicable redemption price of 101.219% of such principal amount of the 2023 notes, plus accrued and unpaid interest to, but not including, the redemption date. 2023 notes acquired by Sunoco in the tender offer will be canceled and holders of such 2023 notes will not be entitled to any payment in connection with such future redemption.

Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are acting as lead dealer managers for the tender offer. The tender agent and information agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (Toll-free) or (212) 538-2417 or Barclays Capital Inc. at (800) 438-3242 (Toll-free) or (212) 528-7581. Holders who would like additional copies of the offer documents may call the information agent, D.F. King & Co., Inc. at (866) 796-6867 (Toll-Free) or (212) 269-5550, by email at sunoco@dfking.com.

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2023 notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy any security, including the debt securities offered in the debt financing (the “new notes”), nor does it constitute a solicitation for an offer to purchase any security, including the new notes or the 2023 notes. The tender offer is being made solely by means of the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer. The tender offer is not being made to holders of 2023 notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. Sunoco’s general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding the tender offer and the concurrent debt financing. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, Sunoco has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent decline in commodity prices, and cannot predict the length and ultimate impact of those risks. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Vice President – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA

Manager – Investor Relations, Strategy and Growth

(214) 840-5553, derek.rabe@sunoco.com

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